Exhibit 99.1

        SUPERIOR ESSEX INC. REPORTS RECORD REVENUES, STRONG PROFITABILITY
                          GROWTH IN 2005 SECOND QUARTER

    ATLANTA, July 27 /PRNewswire-FirstCall/ -- Superior Essex Inc. (Nasdaq:
SPSX) today reported revenues of $430 million for the three months ended June 30, 2005 and net income of $7.0 million, or $0.42 per diluted share. For the six months ended June 30, 2005, revenues totaled $833 million and net income was $17.0 million, or $1.01 per diluted share. Net income included a net charge for special items of $0.01 per diluted share in the 2005 second quarter and a net credit of $0.24 per diluted share for the 2005 six month period.

    "Our results continue to demonstrate the benefits of improved manufacturing efficiencies and better industry fundamentals in our core businesses," noted Stephen M. Carter, Chief Executive Officer of Superior Essex. "We have now reported six consecutive quarters of year over year gains in revenues and profitability, reflecting contributions from both internal growth and profitable acquisition activity."

    In a separate release issued today, Superior Essex announced that it has signed a definitive agreement with Nexans (NEXS.PA) to form a European magnet wire joint venture, marketed under the name Essex Nexans. Upon completion of the transaction, Superior Essex will become the largest magnet wire producer in the world on a consolidated basis, with a leading position in both North America and Europe and a developing presence in China.

    Consolidated Second Quarter and Year to Date Financial Results
    For the quarter ended June 30, 2005, Superior Essex reported revenues of $430 million, compared to revenues of $357 million reported in the second quarter of 2004. The increase reflected the impact of higher copper prices, incremental revenues from the Belden and Nexans (U.S.) asset acquisitions, and organic growth from demand increases in both Core Businesses (which include the Company's Communications Cable and the Magnet Wire & Distribution segments). Adjusted to a constant cost of copper ("copper adjusted"), second quarter 2005 consolidated revenues grew 9% and Core Business revenues increased 16% compared to the second quarter of 2004.

    Operating income totaled $19.5 million in the 2005 second quarter as compared to $10.9 million in the 2004 second quarter. Adjusted EBITDA, a non-GAAP financial measure (defined in the attached tables), was $26.1 million for the 2005 second quarter as compared to $17.5 million in the prior year second quarter and $22.9 million in the 2005 first quarter.

    Net income for the 2005 second quarter was $7.0 million or $0.42 per diluted share. Net income included a net after-tax charge of $0.2 million ($0.01 per diluted share) from special items listed below. This compares with second quarter 2004 net income of $2.0 million, or $0.12 per diluted share (which included a $0.07 per share charge for special items). Excluding special items, 2005 second quarter earnings per diluted share increased 126% over the prior year period and increased 26% over the first quarter of 2005.

    For the six months ended June 30, 2005, Superior Essex reported revenues of $833 million, compared to $659 million in 2004, representing a 15% copper adjusted increase over the prior year. Core Business revenues increased 22% on a copper adjusted basis during the same period.

    Operating income for the six months ended June 30, 2005 totaled $43.6 million, including a $7.0 million benefit from special items. Adjusted EBITDA for the six month period increased 57% to $49.0 million in 2005 as compared to $31.3 million in 2004.

    Net income for the six months ended June 30, 2005 was $17.0 million or $1.01 per diluted share. Net income included a net after-tax credit of $4.1 million ($0.24 per diluted share) from special items listed below. Excluding special items, earnings per diluted share increased nearly 150% in the 2005 six month period compared to the prior year period.

    The special items included in results for the three and six months ended June 30, 2005 consisted of the following (these items are also detailed in Tables 1 and 2):
    - Financial and operational restructuring charges of $0.3 million ($0.2 million after tax) for the quarter and $1.1 million ($0.6 million after tax) year to date,
    - A first quarter 2005 after tax impairment charge of $2.3 million related to a write-down of the Company's U.K. magnet wire operations fixed assets,
    - A first quarter 2005 gain on the sale of the Company's U.S. Seal product line of $10.4 million ($6.3 million after tax), and
    - A first quarter 2005 tax credit of $0.7 million related to resolution of certain tax contingencies.

    Business Segment Operating Results
    Communications Cable
    The Communications Cable (or "Communications") segment reported 2005 second quarter revenues of $178 million, a 36% increase over second quarter 2004 revenues of $131 million. On a copper adjusted basis 2005 second quarter revenues increased 24% over the prior year. For the six month period, 2005 revenues totaled $330 million, a copper adjusted increase of 35% versus the comparable period in 2004.

    The year over year copper adjusted sales growth in the second quarter reflected increased copper outside plant wire and cable revenues resulting primarily from the June 2004 Belden asset acquisition. In addition, sales from the Company's fiber optic and premises wire and cable product lines grew approximately 30% versus the prior year.

    The Communications' segment gross margin expanded year-over-year reflecting improvements in manufacturing cost absorption as well as the impact of losses incurred in the prior year quarter from the pass-through of copper costs in certain customer contract arrangements. As a result of revenue and margin expansion, Adjusted EBITDA for the Communications segment increased 92% to $18.0 million in the second quarter of 2005, compared to $9.4 million in the second quarter of 2004. For the six month period ended June 30, 2005, Adjusted EBITDA increased to $33.0 million as compared to $15.6 million in 2004.

    Magnet Wire and Distribution
    The Magnet Wire and Distribution (or "Magnet Wire") segment reported 2005 second quarter revenues of $183 million, compared to $153 million in the second quarter of 2004. On a copper adjusted basis, revenues increased 9% in the 2005 second quarter compared to the prior year. For the six month period ended June 30, 2005 revenues totaled $368 million, a 12% copper adjusted increase over 2004. Second quarter 2005 revenue growth included incremental revenues from the September 2004 acquisition of Nexans' U.S. magnet wire assets, a moderate overall increase in consolidated North American market demand, and targeted share gains.

    Adjusted EBITDA for the Magnet Wire segment increased 7% to $11.6 million in the 2005 second quarter as compared to the prior year. For the 2005 six month period, Adjusted EBITDA totaled $23.6 million, an increase of 15% compared to 2004. Second quarter 2005 Adjusted EBITDA was negatively impacted by increased losses incurred in the Company's U.K. magnet wire operations, reflecting both the current weakness of the European market and a $0.3 million unanticipated charge for uncollectible receivables.

    Copper Rod
    The Copper Rod segment reported revenues of $69 million in the 2005 second quarter as compared to $73 million in the 2004 second quarter. Revenues in this segment reflect external sales of processed copper rod that is not consumed internally, allowing for fixed cost recovery at margins that are generally break even. Copper rod volumes fluctuate from period to period due to changes in internal consumption needs and external market conditions.

    Corporate
    Corporate expenses increased by $0.8 million compared to the second quarter of 2004, reflecting higher non-cash compensation expense charges and other corporate development costs.

    Debt, Capital Structure and Liquidity
    The Company reported total debt at June 30, 2005 of approximately $303 million and net debt (debt net of cash and cash equivalents) of approximately $292 million. This represents a $12 million reduction in debt and a $22 million reduction in net debt from March 31, 2005. The net debt decrease was achieved despite the negative working capital impact of increased copper prices. The decrease reflected a reduction in both inventories and receivables, which was due in part to strong quarter-end cash collections.

    The Company's total debt at June 30, 2005 included $40 million outstanding on its revolving credit facility. The Company also had $11 million in cash on hand at June 30, 2005. As a result, the Company had more than $140 million in cash and available liquidity under its revolving credit facility at the end of the second quarter.

    Stephen Carter's CEO Comments
    "We continued our steady growth trend in the second quarter, reporting year over year and sequential revenue and Adjusted EBITDA improvements in both Core Business segments," said Stephen M. Carter, Chief Executive Officer of Superior Essex. "We also more than doubled earnings per share for the quarter, exceeding our expectations."

    "In our Communications segment, we have been successful in increasing gross margins for our copper outside plant wire and cable products through manufacturing efficiencies. Demand for these products has remained steady despite increased spending by certain RBOCs for fiber outside plant wire and cable in their networks. Our fiber and premise product lines continue to achieve impressive growth rates, increasing approximately 30% year over year in the second quarter, following a more than 30% year over year increase in the 2005 first quarter and a 37% increase in 2004."

    "In our North American magnet wire business, strong revenue growth in the second quarter reflected market demand increases and our success in increasing share with targeted customers. From a profitability standpoint, we have benefited from improved cost absorption due to increases in production throughput. However, despite having aggressively raised prices to recover rising raw material and energy costs, we still experienced a negative impact on profitability in the second quarter from these increased costs. Increased losses in our U.K. operations also affected year-over-year profitability. Despite these factors, we still achieved a 15% year to date increase in profitability in this segment on 12% copper adjusted revenue growth."

    "Having successfully completed and integrated our 2004 asset acquisitions in the North American market, we are focused on the next stage of growth for our global magnet wire business through geographic expansion."

    "In China, we continue to make progress toward our greenfield facility which will be located in Suzhou, just outside Shanghai. We remain on schedule for a mid 2006 startup date for the initial twelve million pounds of capacity."

    "In Europe, our joint venture with Nexans should give Superior Essex a leading position in the European magnet wire market and will clearly establish Superior Essex as the global leader in this industry. We expect to achieve meaningful synergies in our combined operations through manufacturing efficiencies, vertical integration of enamel production and technology, sharing of best practices, and geographical balancing and consolidation of production. Despite the current weakness in the European economy, we believe the transaction will be immediately accretive to earnings (excluding integration costs), as we incorporate into the joint venture a U.K. business that lost $0.06 per share in the second quarter. While in the near term we are contemplating a number of integration activities, over time we expect the joint venture to be a meaningful contributor to the growth profile of our consolidated business."

    Outlook
    "As we look to the second half of 2005, we believe that our core business segments are well positioned to continue their trend of solid performance. We should continue to benefit from improved fixed cost absorption in each segment. We will also aggressively pursue full recovery for all raw material and energy cost increases, particularly in our magnet wire business."

    "There are several issues that will affect year over year and sequential comparisons in the third quarter. In both core businesses, demand has historically been seasonally slower in the third quarter as compared to the second. In addition, we will no longer realize year over year incremental revenue gains from the Belden acquisition, which was completed in June 2004. The third quarter will also potentially be impacted by China startup costs, the level of losses in the U.K., and the timing of completion of the European joint venture."

    "Overall, however, we do expect to achieve year over year growth in Core Business revenues, Adjusted EBITDA, and EPS (excluding the impact of special items) in the third quarter."

    Analyst Call Information
    Superior Essex will host an analyst call at 9:30 a.m. (ET), July 28, 2005. During the call, the Company will discuss earnings results and will provide general business updates, including an update on the recently announced Essex Nexans joint venture.

    The dial-in number for financial analysts is 800-362-0571. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at http://www.superioressex.com.

    A replay of the call will be available through August 2, 2005 by dialing 888-562-2817. A webcast replay will also be archived for a limited period on the Company's website at http://www.superioressex.com.

    About Superior Essex
    Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company's website at http://www.superioressex.com.

    Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, the migration of magnet wire demand to China, intense competition, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, fluctuations in the supply, availability and pricing of copper and other principal raw materials, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to realize the expected benefits of our acquisition of assets from Belden and Nexans and our anticipated joint venture in Europe with Nexans, our ability to identify, finance and integrate other acquisitions, and other risk factors detailed in Superior Essex's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2004.

Detail of Special Items Impacting Net Income
Three Months Ended June 30
($ in millions, except per share data)
Unaudited
                                                Three Months     Three Months
                                                   Ended            Ended
                                               June 30, 2005    June 30, 2004
                                               -------------    -------------
Belden transaction:
  Accelerated depreciation of equipment
   idled as a result of equipment
    acquired from Belden (principally
     classified in "cost of goods sold")       $        (0.1)   $        (0.3)
Plant employee training costs for
 acquisition-related production
 capacity (principally classified in
 "cost of goods sold")                                     -             (0.7)
Financial restructuring costs and
 loss on early extinguishment of debt                   (0.1)            (0.8)
Facility closure costs                                  (0.1)               -
Sub-total                                      $        (0.3)   $        (1.8)
Tax impact                                               0.1              0.7
Total impact on net income                     $        (0.2)   $        (1.1)
Total impact on diluted earnings per share     $       (0.01)   $       (0.07)

Detail of Special Items Impacting Net Income
Six Months Ended June 30
($ in millions, except per share data)
Unaudited

                                                Six Months       Six Months
                                                   Ended           Ended
                                               June 30, 2005    June 30, 2004
                                               -------------    -------------
Belden transaction:
  Accelerated depreciation of equipment
   idled as a result of equipment
    acquired from Belden (classified in
     "cost of goods sold")                     $        (0.4)   $        (0.3)
Plant employee training costs for
 acquisition-related production
  capacity (principally classified in
   "cost of goods sold")                                   -             (0.7)
Gain on sale of US Seal product line                    10.4                -

Fixed asset impairment charge related
 to the UK magnet wire operations                       (2.3)               -
Financial restructuring costs and
 loss on early extinguishment of debt                   (0.2)            (1.9)
Facility closure costs                                  (0.5)               -
Sub-total                                      $         7.0    $        (2.9)
Tax impact                                              (3.6)             1.1
Income tax benefit related to
 settlements of prior period tax accruals                0.7                -
Total impact on net income                     $         4.1    $        (1.8)
Total impact on diluted earnings per share     $        0.24    $       (0.11)

Superior Essex Inc.
Condensed Consolidated Income Statements
Three Months Ended June 30
($ in millions, except share and per share data)
Unaudited

                                                Three Months     Three Months
                                                   Ended            Ended
                                               June 30, 2005    June 30, 2004
                                               -------------    -------------
Net sales                                      $       429.9    $       357.3
Cost of sales                                          385.5            323.7
Gross profit                                            44.4             33.6
Selling, general and administrative                     24.7             22.3
Restructuring and other charges                          0.2              0.4
Operating income                                        19.5             10.9
Interest expense                                        (7.4)            (7.1)
Early extinguishment of debt                               -             (0.4)
Other, net                                               0.1             (0.1)
Income before income taxes                              12.2              3.3
Income tax expense                                      (5.2)            (1.3)
Net income                                     $         7.0    $         2.0

Earnings per common share
Basic                                          $        0.42    $        0.12
Diluted                                        $        0.42    $        0.12

Shares used for computation (000s)
Basic                                                 16,646           16,516
Diluted                                               16,943           16,622

Superior Essex Inc.
Condensed Consolidated Income Statements
Six Months Ended June 30
($ in millions, except share and per share data)
Unaudited

                                                 Six Months      Six Months
                                                   Ended           Ended
                                               June 30, 2005    June 30, 2004
                                               -------------    -------------
Net sales                                      $       833.2    $       659.2
Cost of sales                                          746.9            596.0
Gross profit                                            86.3             63.2
Selling, general and administrative                     50.2             43.2
Restructuring and other charges                          0.6              1.5
Gain on sale of US Seal product line                   (10.4)               -
Asset impairment charge                                  2.3                -
Operating income                                        43.6             18.5
Interest expense                                       (14.5)           (12.0)
Early extinguishment of debt                               -             (0.4)
Other, net                                               0.2             (0.1)
Income before income taxes                              29.3              6.0
Income tax expense                                     (12.3)            (2.6)
Net income                                     $        17.0    $         3.4

Earnings per common share
Basic                                          $        1.02    $        0.21
Diluted                                        $        1.01    $        0.20

Shares used for computation (000s)
Basic                                                 16,615           16,508
Diluted                                               16,916           16,607

Superior Essex Inc.
Condensed Consolidated Balance Sheets
($ in millions)
Unaudited

                                                 June 30, 2005     December 31, 2004
                                               -----------------   -----------------
ASSETS
  Current assets:
  Cash and cash equivalents                    $            11.4   $            18.3
  Accounts receivable, net                                 174.7               145.0
  Inventories, net                                         180.6               160.9
  Other current assets                                      21.1                25.8
    Total current assets                                   387.8               350.0
  Property, plant and equipment (net of
   accumulated depreciation)                               235.0               239.2
  Intangible and other long-term assets, net                42.4                41.8
TOTAL ASSETS                                   $           665.2   $           631.0

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
  Short-term borrowings                        $            40.2   $            30.8
  Accounts payable                                          81.7                66.2
  Accrued expenses                                          41.0                57.5
    Total current liabilities                              162.9               154.5
  Long-term debt                                           262.8               262.4
  Other long-term liabilities                               47.9                39.9
    Total liabilities                                      473.6               456.8
  Stockholders' equity                                     191.6               174.2
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $           665.2   $           631.0

Financial Measures and Key Operating Metrics

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Due to the impact of differing copper costs on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper ("copper adjusted revenues") to aid in analyzing period-to-period revenues. These revenues are adjusted to a $1.00/lb COMEX cost.

Earnings before interest, taxes, depreciation and amortization, or "EBITDA", is a performance metric we use and which is used by other companies. "EBITDA" as used by the Company (defined as net earnings before interest, taxes, depreciation, and amortization) may not be comparable to a similarly titled measure of another company. Management believes that EBITDA is a useful adjunct to net income and other measurements under GAAP because it is a meaningful measure of a company's performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates. We have included below a reconciliation of EBITDA to net income, the GAAP financial measure most directly comparable to EBITDA.

The Company also uses the term "Adjusted EBITDA." Adjusted EBITDA excludes costs incurred in connection with the reorganization of Superior TeleCom, non-cash compensation expenses, transition costs associated with acquisitions, gains on assets sales, asset impairment charges and other (which includes settlement gains from prior period litigation, gains on sales of real estate, insurance reserve adjustments, severance costs, and other income/expense as listed on the Condensed Consolidated Income Statement for the period). The Company believes this measure is useful in analyzing the underlying operating performance of the Company before the impact of these costs. EBITDA and Adjusted EBITDA also assist management in evaluating operating performance and are sometimes used to evaluate performance for executive compensation. We have included a reconciliation of EBITDA to Adjusted EBITDA.

EBITDA and Adjusted EBITDA are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income, income from continuing operations or operating income as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income, income from continuing operations or operating income. By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company. By excluding the costs of the Superior TeleCom restructuring and certain transition costs related to acquisitions in Adjusted EBITDA, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Superior Essex Inc.
Supplemental Financial Information
Three Months Ended June 30
($ in millions)
Unaudited

                                                  Three Months    Three Months
                                                     Ended           Ended
                                                 June 30, 2005   June 30, 2004
                                                 -------------   -------------
Net sales
Communications Cable                             $       177.6   $       131.0
Magnet Wire and Distribution                             183.1           153.1
Copper Rod                                                69.2            73.2
                                                 $       429.9   $       357.3

Net sales, copper price adjusted (1)
Communications Cable                             $       158.0   $       127.0
Magnet Wire and Distribution                             157.0           143.5
Copper Rod                                                46.9            60.2
Net sales, copper price adjusted                 $       361.9   $       330.7
  Constant cost of copper adjustment                      68.0            26.6
  Net sales (GAAP)                               $       429.9   $       357.3

Reconciliation of Adjusted EBITDA to
 Net Income
Net income                                       $         7.0   $         2.0
  Income tax expense                                       5.2             1.3
  Interest expense                                         7.4             7.1
  Other, net                                              (0.1)            0.5
Operating income                                 $        19.5   $        10.9
  Depreciation/amortization                                5.6             5.1
EBITDA                                           $        25.1   $        16.0
  Restructuring and other charges                          0.2             0.4
  Non-cash equity compensation                             0.7             0.6
  Transition costs associated with acquisition               -             0.7
  Other, net                                               0.1            (0.2)
Adjusted EBITDA                                  $        26.1   $        17.5

Adjusted EBITDA by segment
Communications Cable                             $        18.0   $         9.4
Magnet Wire and Distribution                              11.6            10.9
Copper Rod                                                   -             0.2
Corporate and other                                       (3.5)           (3.0)
                                                 $        26.1   $        17.5

(1) Adjusted to a constant $1.00 COMEX copper cost per pound

Superior Essex Inc.
Supplemental Financial Information
Six Months Ended June 30
($ in millions)
Unaudited

                                                  Six Months       Six Months
                                                    Ended            Ended
                                                 June 30, 2005    June 30, 2004
                                                 -------------    -------------
Net sales
Communications Cable                             $       329.6    $       221.6
Magnet Wire and Distribution                             367.6            299.5
Copper Rod                                               136.0            138.1
                                                 $       833.2    $       659.2

Net sales, copper price adjusted (1)
Communications Cable                             $       295.6    $       219.3
Magnet Wire and Distribution                             317.1            282.6
Copper Rod                                                93.9            113.1
Net sales, copper price adjusted                 $       706.6    $       615.0
  Constant cost of copper adjustment                     126.6             44.2
  Net sales (GAAP)                               $       833.2    $       659.2

Reconciliation of Adjusted EBITDA to
 Net Income
Net income                                       $        17.0    $         3.4
  Income tax expense                                      12.3              2.6
  Interest expense                                        14.5             12.0
  Other, net                                              (0.2)             0.5
Operating income                                 $        43.6    $        18.5
  Depreciation/amortization                               11.4              9.9
EBITDA                                           $        55.0    $        28.4
  Restructuring and other charges                          0.6              1.5
  Non-cash equity compensation                             1.3              0.9
  Gain on sale of US Seal product line                   (10.4)               -
  Asset impairment charge                                  2.3                -
  Transition costs associated with acquisition               -              0.7
  Other, net                                               0.2             (0.2)
Adjusted EBITDA                                  $        49.0    $        31.3

Adjusted EBITDA by segment
Communications Cable                             $        33.0    $        15.6
Magnet Wire and Distribution                              23.6             20.5
Copper Rod                                                 0.4              1.1
Corporate and other                                       (8.0)            (5.9)
                                                 $        49.0    $        31.3

(1) Adjusted to a constant $1.00 COMEX copper cost per pound

SOURCE  Superior Essex Inc.
    -0-                             07/27/2005
    /CONTACT: Hank Pennington, Director of Investor Relations of Superior Essex Inc., +1-770-657-6246/
    /Web site:  http://www.superioressex.com /